EXHIBIT 10.56
*CONFIDENTIAL TREATMENT REQUESTED.
CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION.

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made this 1st day of October, 2002, by and between BURLINGTON REALTY ASSOCIATES III LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and EQUINIX, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated as of July 24, 2000 (the “Original Lease”) as amended by that certain Amendment to Lease Agreement dated as of December 18, 2000 (the “First Amendment”) (the Original Lease and the First Amendment shall be known collectively as the “Lease”), pursuant to which Tenant leased that certain premises in the building located at [*] Secaucus, New Jersey (the “Building”), said premises containing approximately [*] square feet, comprised of “Premises A” containing approximately [*] square feet and “Premises B” containing approximately [*] square feet. Premises A and Premises B are sometimes collectively referred to herein as the “Premises”;

WHEREAS, Landlord and Tenant desire to amend the Lease to (i) defer the payment of certain Base Rent with respect to Premises A, (ii) modify the terms of the Lease with respect to Premises B, and (iii) amend certain other terms and conditions of the Lease as herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to the following:

1.    Recitals.    The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.    Capitalized Terms.    Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease.

3.    Base Rent for Premises A.    Notwithstanding anything to the contrary in Section 1.d. of Lease, Landlord hereby agrees to conditionally defer certain rent payments for the period commencing October 1, 2002 and expiring March 31, 2004 (the “Rent Deferment Period”). During the Rent Deferment Period Tenant shall pay monthly Base Rent for Premises A in an amount equal to [*]. The total amount of deferred Base Rent during the Rent Deferment Period equals [*]. Commencing April 1, 2004, Tenant shall pay to Landlord Base Rent for Premises A in accordance with the schedule for Base Rent set forth in Section 1.d. (e.g., [*] per month). Commencing January 1, 2005 and continuing through and including December 31, 2007, in addition to the payment of Base Rent specified in Section 1.d., Tenant shall pay the Deferred Rent, together with interest thereon at the rate of [*]) per annum (which such interest will accrue on all outstanding deferred rent from the date of deferral through repayment), which such Deferred Rent shall be paid by Tenant to Landlord in equal monthly installments together with Tenant’s installment of Base Rent. The foregoing is all more particularly set forth on Exhibit 1 attached hereto and incorporated herein by reference thereto. In the event Tenant defaults under the Lease and fails to cure such default within any applicable notice or cure period, Tenant shall not be entitled to any further deferment of rent and all Deferred Rent previously deferred shall be immediately paid by Tenant to Landlord.

4.    Lease Commencement Date with respect to Premises B.    Notwithstanding anything to the contrary in Paragraph 1 of the Addendum to the Lease, the Lease Commencement Date for Premises B shall be January 1, 2005. If for any reason Landlord cannot deliver possession of Premises B to Tenant on January 1, 2005, Landlord shall not be subject to any liability therefore, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder; provided, however, in such a case, Tenant shall not be obligated to pay rent or perform any other obligation of Tenant under this Lease with respect to Premises B, except as may be otherwise provided in this Lease, until possession of Premises B is tendered to Tenant.

5.    Base Rent for Premises B.    Notwithstanding anything to the contrary in Paragraph 1 of the Addendum to the Lease, Base Rent for Premises B for the period commencing January 1, 2005 through and including July 31, 2006 shall be in an amount equal to [*] per month ([*] per annum). Commencing August 1, 2006, and continuing throughout the remainder of the Term, Tenant shall pay Base Rent for Premises B in an amount equal to the same Base Rent Rate then in effect for Premises A (i.e.,

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

[*] per square foot) and shall escalate at the same time and at the same rate as the Base Rent for Premises A. Except as modified in Paragraphs 4 and 5 herein, all other terms of Addendum Paragraph 1 shall remain in full force and effect.

6.    Option to Terminate.    Landlord shall have the right to terminate this Lease with respect to Premises B only on or before December 31, 2004 by providing written notice to Tenant of said election to terminate. Upon any such termination, neither party shall have any further obligations under the Lease with respect to Premises B.

7.    Brokers.    Tenant represents and warrants to Landlord that Tenant has not had any dealings or entered into any agreements with any person, entity, realtor, broker, agent or finder in connection with the negotiation of this Second Amendment other than Kwartler Associates, Inc., which broker fee, if any, shall be paid by Landlord. Tenant shall indemnify and hold harmless Landlord from and against any loss, claim, damage, expense (including costs of suit and reasonable attorneys’ fees) or liability for any compensation, commission or charges claimed by any other realtor, broker, agent or finder claiming to have dealt with Tenant in connection with this Second Amendment.

8.    Reaffirmation of Terms.    Except as expressly modified hereby, all of the terms, covenants and provisions of the Lease are hereby confirmed and ratified and shall remain unchanged and in full force and effect.

9.    Representations.    Tenant hereby represents and warrants to Landlord that it (i) is not in default of any of its obligations under the Lease and that such Lease is valid, binding and enforceable in accordance with its terms, (ii) has full power and authority to execute and perform this Second Amendment, and (iii) has taken all action necessary to authorize the execution and performance of this Second Amendment.

10.    Counterpart Copies.    This Second Amendment may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Second Amendment.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

[Signatures on following page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day and year first above written.

LANDLORD:

BURLINGTON REALTY ASSOCIATES III LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Burlington Realty Associates III Corporation, a Maryland corporation, its sole general partner

	By:	/s/ HENRY BRAUER

	Its:	Dir. Asset Management

TENANT:

EQUINIX, INC., a Delaware corporation

By:	/s/ RENEE F. LANAM

Its:	Chief Financial Officer and General Counsel